Exhibit 10.5

DATED                      1999

CAMBRIDGE CONSULTANTS LIMITED (1)

and

CAMBRIDGE SILICON RADIO LIMITED (2)

XAP TECHNOLOGY LICENCE

&

XAP2 DEVELOPMENT AGREEMENT

THIS AGREEMENT is made on                                 1999 (the “Effective Date”)

BETWEEN:

(1)	CAMBRIDGE CONSULTANTS LIMITED whose registered office is at unit 29 Cambridge Science Park, Milton Road, Cambridge CB4 0DW (“CCL”); and

(2)	CAMBRIDGE SILICON RADIO LIMITED whose registered office is at unit 300, Cambridge Science Park, Milton Road, Cambridge CB4 0DW (“CSR”).

RECITALS:

CCL has agreed to license its XAP Technology (as defined below) to CSR on the terms of this Agreement and to carry out on the terms in the Agreement development work of its XAP Technology on the terms set out below.

OPERATIVE TERMS

1.	Definitions

1.1	In this Agreement, the following expressions shall have the following meanings:

“Acceptance”	is defined in clause 8.1;

“Acceptance Tests”	are set out in Schedule 4;

“Consideration”	means, subject to Clause 9.2 the issue of the Consideration Shares in accordance with Clause 7.1;

“Consideration Shares”	means, subject to clause 9.2, 29875 ‘B’ Ordinary Shares in CSR bearing the rights set out in the memorandum and articles of association of CSR;

“CSR Products”	means any products or systems (including designs for products) as CSR may from time to time design, manufacture or supply which are integrated circuits containing RF or baseband elements of a radio communications system;

“Deliverables”	means those items listed in the column under the heading “Deliverables” in Schedule 2;

“Documentation”	means information about the specification of the XAP Processor, and user guides to the Software and its operation and any other material provided by CCL intended by CCL to be passed on to users of the Software;

“Intellectual Property Rights”	means all patents, rights in design, copyright, trademarks and other intellectual property rights whether or not registered or capable of registration which may subsist anywhere in the world;

“Maintenance Services”	means the usual level of support services that CCL offers to its other licensors of XAP Technology;

“Software”	means software in the Toolset in executable object code form as the same exists on the Effective Date together with any subsequent modifications of or additions to the Software and new versions of the Software;

“Source Material”	means the source code, linkage data, technical data, information and documentation relating to the Software which is necessary for a reasonably experienced programmer with relevant reasonable expertise to compile, build, maintain, modify and understand the Software and provide support for the Software (but the source code for the “C” compiler is excluded);

“Support Material”	means those materials that CCL considers are reasonably necessary to enable CSR to sub-license the Software to third parties in accordance with clause 3.1(e);

“Toolset”	means such software and hardware tools from time to time as are reasonably necessary to enable reasonably experienced third parties with relevant expertise to develop designs based on the XAP Processor (which shall include a XAP2 Processor when required by this Agreement);

“Trade Marks”	are set out in Schedule 3, or such other trade marks as CCL may notify in writing to CSR from time to time in connection with the XAP Technology;

“XAP Processor”	means the XAP microprocessor core and its serial interface existing at the Effective Date, in the form of a non-encrypted, structural and hierarchical netlist describing the circuit in a hardware description language;

“XAP2 Processor”	means a XAP microprocessor core and its serial interface, being an improved version of the XAP Processor and having the improvements and changes to the XAP Processor listed in Schedule 1, existing in the form of a non-encrypted, structural and hierarchical netlist describing the circuit in a hardware description language; and

“XAP2 Specification”	means the specification for the XAP2 Processor;

“XAP Technology”	means the XAP Processor, the Toolset, the Software, the Documentation, the Source Material and the Support Material relating thereto, including any developments, modifications, alterations or adaptations. The XAP2 Processor is not part of the XAP Technology until Acceptance of the Final Deliverable but does include work in progress delivered by CCL pursuant to clause 9.2.2.

2.	Delivery of XAP Technology

2.1	On, or as soon as reasonably practicable after, the Effective Date, CCL shall, at its own cost, deliver to CSR the XAP Technology as it exists at the Effective Date.

2.2	For 2 years from the completion date, CCL shall keep CSR fully and timely informed of any changes, additions or modifications (“Revisions”) to the Toolset, the Software, the Documentation, the Source Material and the Support Material and shall deliver to CSR a reproducible copy of Revisions within 7 days of official release by CCL of Revisions to CCL’s own staff.

3.	Licence

3.1	From the Effective Date but subject to the qualifications in clause 3.3, CCL grants to CSR a perpetual, non-exclusive, world-wide licence to use XAP Technology in, or for use as part of, CSR Products, as follows:

(a)	the right to use XAP Technology for developing CSR Products;

(b)	the right to develop, modify, alter and make adaptions of the XAP Technology;

(c)	the right to embed XAP Technology in CSR Products;

(d)	the right to supply CSR Products to third parties incorporating or based on XAP Technology and to grant to third parties sublicenses of its rights as are necessary to enable use of the relevant product;

(e)	the right to supply and subject to clause 5.2, to sub-license third parties to use the Toolset;

(f)	the right to copy the Documentation for use by licensed users of XAP Technology, and to supply the same to such users;

(g)	the right to use the Trade Marks in relation to the above permitted uses; and

(h)	the right to make such other copies (including back-up copies) and otherwise reproduce the XAP Technology for the purpose of exercising the rights set out above or otherwise in accordance with this Agreement.

3.2	For the avoidance of doubt nothing in this Agreement shall permit CSR to license or sell XAP Technology when it is not embedded in CSR Products. Also for the avoidance of doubt, CSR shall not be entitled (save with CCL’s written agreement, such agreement not to be unreasonably withheld) to supply Source Code to third parties other than individual subcontractors contracted directly with CSR and working on CSR’s premises.

3.3	The right to develop, modify, alter and adapt the XAP Technology for the purposes of creating functionally similar products to that described in the XAP2 Specification does not arise until 1 June 1999.

4.	Payments to CCL by CSR

4.1	The licence granted by CCL to CSR in clause 3 shall be on a royalty free basis and CSR shall not be obliged to make any payment to CCL for such licence.

4.2	In the event that CSR supplies copies of the Toolset pursuant to clause 3.1(e), it shall remit to CCL 85% of the price of the Toolset (such price being listed in CCL’s current list price for the same) or such other price as may be agreed in writing between CCL and CSR; or in the absence of any such list price or agreement, such price as is reasonable.

4.3	For the avoidance of doubt, nothing shall prevent CSR establishing and altering the prices of the Toolset that CSR charges to third parties (pursuant to clause 3.1(e)).

4.4	All fees payable under this agreement are exclusive of any VAT which may be payable by reference to such payments.

4.5	Subject to clause 9.1, within 7 days of delivery of the last Deliverable, CSR shall issue to CCL the Consideration Shares.

5.	Maintenance Services

5.1	CCL shall for a period of not less than 2 years from the Completion Date provide the Maintenance Services to CSR at a cost to CSR sufficient to cover the reasonable administration expenses of so doing.

5.2	In the event that, pursuant to clause 3.1(e), CSR sub-licenses the Toolset to a third party then CCL shall separately contract with that third party to provide support for the Toolset on its usual terms and conditions for such support.

6.	CCL Warranties

6.1	CCL represents and warrants

(a)	that it has full power and authority to enter into and to perform this Agreement;

(b)	that it has not by the date of this Agreement granted any rights the exercise of which would derogate from or be inconsistent with the rights granted to CSR under this Agreement;

(c)	it will use all reasonable care and skill in carrying out its obligations, including the development under this Agreement;

(d)	it has the complete source material for the software as it exists at the Effective Date;

(e)	it is the proprietor of the rights in XAP Technology and the designs for it with the exception of the C Compiler which is owned by Codemist Limited; and

(f)	that it will use reasonable endeavours to ensure that the First Deliverable is in substantial accord with the relevant part of the XAP2 Specification.

7.	Development and Deliverables

7.1	As soon as reasonably practicable after the Effective Date, CCL shall:-

(a)	together with CSR, commence the preparation of the XAP2 Specification as follows: subject to clause 7.3, CCL and CSR shall consult each other and work together to agree a detailed specification (to become the XAP2 Specification) by the relevant milestone date set out in Schedule 2; and

(b)	When CCL agrees the specification and work programme with CSR then CCL will allocate a specific budget and resource consistent with the work plan and the work will be carried out at the same level of priority as standard commercial work.

7.2	CCL shall take into account the reasonable requirements of CSR in relation to the XAP2 Specification and shall not unreasonably withhold agreement to any reasonable proposal in relation to it.

7.3	CSR shall not unreasonably withhold its written agreement to the final detailed specification proposed by CCL, which upon such agreement shall become the XAP2 Specification.

7.4	CCL shall develop and deliver to CSR on or before the relevant milestone dates specified in Schedule 2, the further items set out in the “Deliverables” column in Schedule 2.

7.5

If CCL and CSR are unable, within 2 weeks of 15th April 1999, to agree on a specification and work programme, then either may give notice to the other to terminate CCL’s development obligations. Thereupon, CCL has no obligation to develop XAP2 and no entitlement to Consideration Share and there shall be no further liability on either party in respect thereof.

8.	Acceptance of the First Deliverable

8.1	On delivery of the First Deliverable to CSR by CCL, CSR shall promptly test such Deliverable by means of the Acceptance Tests. Fourteen working days after the delivery by CCL to CSR of any Deliverable, such Deliverable shall be deemed accepted (“Acceptance”) unless CSR notifies CCL in writing that such Deliverable has not passed the Acceptance Tests and CSR notifies CCL in writing of the reason for such failure (a “Fault”). If CCL reasonably agrees that a Fault exists, then CCL shall within fourteen days carry out such amendments to the Deliverable as may be necessary to remedy the same and shall submit the Deliverable for two (2) retests under this clause 8.1.

8.2	If the First Deliverable fails the Acceptance Tests three times in accordance with clause 8.1, then CSR may give notice to CCL that this Agreement is terminated. On such notice, clause 9.2.1 and 9.2.2 shall, mutatis mutandis, have effect.

9.	Consequence of failure to meet Milestones or Acceptance Tests

9.1	If the First Deliverable or the Final Deliverable is not delivered by the relevant milestone date (see Schedule 2) then CSR may give notice to CCL requiring it to make the relevant delivery by a date not less than 28 days after the date of the notice (the “Final Notice Date”).

9.2	If the relevant Deliverable is not delivered by the Final Notice Date then CSR may give notice to CCL that this Agreement is terminated. On such notice:-

9.2.1	No Consideration Shares shall be due (other than pursuant to 9.2.2. below) and, for the avoidance of doubt, the XAP2 Processor shall not form part of the XAP Technology; and

9.2.2	CSR may at its option (to be exercised by notice to CCL) require CCL to make available forthwith to CSR all embodiments of the work in progress which CCL has created in the course of work towards creating the relevant Deliverable, and the parties shall negotiate a fair price expressed as a percentage of the Consideration Shares for such work in progress, having regard to any delay in doing the work and the amount completed in relation to the relevant part of the XAP2 Specification. In default of agreement as to the price within 28 days the matter shall be dealt with under the procedure set out in clauses 21.7(d) and (e), save that the reference to the President of the British Computer Society shall be replaced with a reference to the President for the time being of the Institute of Chartered Accountants in England and Wales.

9.3	This clause 9 constitutes CSR’s sole remedy for late delivery of either Deliverable.

9.4	The number of the Consideration Shares shall be reduced by 1/10th of the number set out in Clause 1.1 in respect of each complete week (up to a maximum of six) by which delivery of the Final Deliverable is delayed beyond the last Milestone set out in schedule 2.

10.	Project Management

10.1	CCL and CSR will each nominate a project manager responsible for monitoring and managing progress on the development under this Agreement. Each project manager will arrange and attend project control meetings which will normally be held at least once a month at the offices of CSR. Minutes shall be taken by CCL.

10.2	At each such meeting, CCL shall report on the progress it is making and CSR and CCL shall raise any difficulties that either may have encountered in performing their obligations under this Agreement. In particular CCL shall ensure that CSR is made aware of any problem likely to give rise to a delay in completing or delivering a Deliverable.

11.	Records

11.1	CSR shall keep proper records and books of accounts showing the amount payable to CCL under this agreement and such records and books shall be open at all reasonable times to inspection by an independent accountant on behalf of and at the cost of CCL.

12.	Duration and Termination

12.1	This Agreement shall come into force on the Effective Date and subject to the other conditions of this Agreement shall remain in force for 20 years. Twenty years after the Effective Date, the licence to CSR in clause 3 shall become free of restriction.

13.	Consequences of Termination

13.1	Termination of this Agreement for any reason shall, subject to the other provisions of this clause 13, be without prejudice to the rights and liabilities of either party which may have accrued on or at any time up to the date of termination.

13.2	Upon termination of this Agreement by CCL for material breach by CSR, the licence in clause 3 shall cease. In any other cases the licence in clause 3 shall continue until the later to expire at the rights licenced hereafter.

13.3	Following termination, CSR shall have the right to continue to sell and license all CSR Products made prior to the date of termination incorporating XAP Technology.

14.	Warranty by CCL and Limitation of Liability

14.1	CCL warrants that the Software shall perform on delivery in all material respects to the Specification relevant at the time in question and will continue to perform in accordance with the Specification at the date of delivery. It shall be developed to the CCL software development procedures as approved under ISO 9001 at the Effective Date. CCL shall remedy promptly and at its own expense any material defects in the Software which are reported in writing to CCL within six months of the delivery. CSR shall afford CCL a reasonable opportunity to correct any defect in the Software at CCL’s own expense before CCL is regarded as being in breach of its obligations under this clause.

14.2	A separate warranty on the same terms as Clause 14.1 shall apply to any modifications and additions to the Software made available to CSR by CCL.

14.3	Without prejudice to clauses 14.4, 14.5 and 17.1, and notwithstanding the unenforceability or invalidity of any other provision in this Agreement, each party’s maximum aggregate liability arising out of or in connection with this Agreement, or any collateral contract, whether in contract, tort (including, but not limited to, negligence) or otherwise, shall in no circumstances exceed £400,000 in aggregate.

14.4	Each party shall be liable for physical damage to the other party’s property resulting from its negligence up to a maximum of £1,000,000. Neither corruption of magnetic media nor loss of or damage to data shall constitute physical damage for the purposes of this clause 14.4.

14.5	Nothing in this Agreement shall exclude or limit either party’s liability for fraud or for death or personal injury caused by its negligence.

14.6	Subject to clause 14.3, neither party shall be liable under or in connection with this Agreement or any collateral contract for any loss of income, profit or contracts or any indirect or consequential loss or damage of any kind howsoever arising and whether in tort (including negligence), contract or otherwise.

14.7	Subject to clause 14.5, CCL shall have no liability to the extent that the same arises from or as a result of CSR’s failure to establish back-ups, accuracy checks and/or security precautions to guard against possible malfunctions, loss of data or unauthorised access to or use of XAP Technology or the Deliverables, in accordance, in each case, with good information technology practice.

15.	Confidentiality

15.1	Each party shall treat as confidential the XAP Technology and all other information relating to it supplied by the other which is designated as confidential by such other party or which is by its nature clearly confidential but this shall not extend to any information which is generally known or becomes so at a future date other than as a result of a breach of this clause or which is developed independently by the recipient party without reference to the subject information.

16.	Intellectual Property

16.1	All Intellectual Property Rights in the XAP Technology, the XAP2 Specification, the Deliverables developed under this Agreement shall remain vested in CCL, provided that rights in any development of the XAP Technology which but for this clause 16.1 would vest in CSR shall vest in CCL on the delivery of the Final Deliverable.

16.2	CSR shall execute any and all documents and without limitation shall do all such things which CCL may reasonably require to vest in CCL the Intellectual Property Rights in the items listed in clause 16.1 or which may be required under the laws of any country in which any of such Intellectual Property Rights may subsist.

16.3	For the avoidance of doubt, CCL acknowledges that it will not obtain any rights in respect of the CSR Products or designs produced by CSR in which XAP Technology is embedded or which are used in conjunction with XAP Technology.

17.	Indemnity Against Intellectual Property Infringement

17.1	CCL will indemnify and hold CSR and its manufacturers and customers (“Indemnitees”), harmless against any liability, cost, damage or expense which they may incur to the extent that it arises out of any claims by any other person alleging infringement of any patent, design, trade mark, copyright or trade secret resulting from the use, copying or provision of XAP Technology provided that the Indemnitees:

(a)	promptly notifies CCL in writing of any such claim or suit;

(b)	makes no admissions or settlements without CCL’s prior written consent;

(c)	at CCL’s request and expense, allows CCL complete control over any negotiations or litigation and/or the defence or settlement of such claim or suit; and

(d)	gives CCL all information and assistance as CCL may reasonably require.

17.2	CCL shall have no obligation under clause 17.1 where any alleged infringement arises from:

(a)	continued use (after notice) of a non current release of the XAP Technology, the XAP2 Specification or a Deliverable;

(b)	modifications made to the XAP Technology, the XAP2 Specification or a Deliverable by a party other than CCL;

(c)	use of the XAP Technology, the XAP2 Specification or a Deliverable in any manner not contemplated by this Agreement; or

(d)	any breach of any of the terms of this Agreement or any negligent, wilful or fraudulent act or omission of or by CSR, its officers, employees, agents or contractors.

17.3	Without limitation to clause 17.2, in the event that the use or possession of the XAP Technology, the XAP2 Specification or a Deliverable supplied by CCL to CSR (as contemplated by this Agreement) infringes or, in CCL’s opinion, is likely to be held to infringe any Intellectual Property Right belonging to a third party, CCL may at its option and expense:

(a)	procure for CSR the right to continue using the XAP Technology, the XAP2 Specification or a Deliverable (as applicable) free from any liability for such infringement;

(b)	modify or replace using the XAP Technology, the XAP2 Specification or a Deliverable (as applicable) so as to avoid the infringement; or

(c)	(if no other course is reasonably practicable) terminate this Agreement immediately on written notice.

17.4	This clause 17 states the entire obligation and liability of CCL and the sole remedy of CSR in respect of any infringement or alleged infringement of any Intellectual Property Rights arising from its acquisition, possession or use of the XAP Technology, the XAP2 Specification or a Deliverable (as applicable). All other obligations of CCL in relation to infringement or alleged infringement of the Intellectual Property Rights of any person which but for this clause 17.4 would have effect are hereby excluded, save where clause 17.3(c) is invoked, in which case CSR will be entitled to its other remedies herein, but CCL’s liability in respect thereof shall be subject to clause 15 of the Sale and Purchase Agreement of even date herewith.

18.	Force Majeure

18.1	Neither party shall be liable for any delay or failure to perform its obligations under this Agreement to the extent that and for so long as such delay or failure results from circumstances beyond its reasonable control (an “event of force majeure”) provided that the first party notifies the other within three working days of becoming aware of such event. If any event of force majeure continues for a period exceeding 1 month, either party shall have a right to terminate this Agreement immediately on written notice to the other.

19.	Change Control

19.1	Any change proposed or made at any time:

(a)	by either party to any accepted Deliverable;

(b)	by either party to the XAP2 Specification; or

(c)	by either party to any delivery dates in this agreement;

shall be subject to the change control procedure in Schedule 5.

19.2	Subject to the change control procedure in Schedule 5, without prejudice to its obligations to provide the Maintenance Services, CCL shall use its reasonable endeavours to undertake any modification or enhancement to the Software reasonably requested by CSR in order to maintain the marketability of the Software including complying with local market requirements in any particular country.

20.	Co-operation

20.1	Each party shall reasonably cooperate with the other in performance of this Agreement and shall make such personnel as the other reasonably requests reasonably available and accessible to the other.

21.	General

21.1	Each party shall have the right to assign its rights and benefits under this Agreement and to exercise its rights by subcontract.

21.2	No relaxation of variance or delay by either party in enforcing any of the terms and conditions of this Agreement shall prejudice affect or restrict the rights and powers of that said party. Any waiver to be effective must be in writing.

21.3	This Agreement and its schedules constitute the entire agreement between the parties relating to XAP Technology. This Agreement supersedes and excludes all prior Agreements, arrangements, representations (except fraudulent representations) and understandings between the parties save relating to the same subject matter.

21.4	All notices which are required to be given hereunder shall be in writing and shall be sent to the address of the recipient set out in this Agreement or such other address in England as the recipient may designate by notice given in accordance with the provisions of this clause. Any such notice may be delivered personally or by first class prepaid letter, telex or confirmed fax transmission or confirmed email and shall be deemed, unless otherwise shown, to have been served if by hand when delivered, if by post 72 hours after posting and if by telex or fax or email transmission when dispatched. Confirmed fax and confirmed email transmissions must be confirmed by written notice delivered personally or by first class prepaid letter, delivered or dispatched, respectively, not later than the day following such transmission.

21.5	If any of the provisions of this Agreement should be invalid illegal or unenforceable in any respect the validity legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby unless the business purpose of this Agreement is substantially frustrated thereby.

21.6	Each party performing this Agreement is acting as an independent contractor and not as an employee or agent of the other and each party shall not assume any obligation of any kind whether express or implied on behalf of the other party or bind or commit the other party in any way.

21.7	Disputes

(a)	This Agreement shall be governed by and construed in accordance with the laws of England. Subject to clauses 9 and 21.7(b)-(e), the parties hereby submit to the non-exclusive jurisdiction of the Courts of England.

(b)	All disputes between the parties arising out of or in connection with this Agreement shall be referred to the project managers at each party for resolution. If, having been referred under this clause 21.7(b), the dispute is not resolved within three working days, clause 21.7(c) shall apply.

(c)	Subject to clauses 9 and 21.7(b), such dispute shall then be referred to Claire Ruskin or the Business Office Manager at CCL and James Collier at CSR for resolution. If, having been referred under this clause 21.7(c), the dispute is not resolved within seven working days, clause 21.7(d) shall apply.

(d)	Subject to clause 21.7(c), if the dispute is substantially of a technical nature, such dispute may be referred, with the written agreement of the parties, to an expert, who shall be deemed to act as expert and not as arbitrator. The expert shall be selected by mutual agreement or, failing such agreement, within 14 days of a request by one party to the other, shall be chosen by the President for the time being of the British Computer Society (or his nominee). Decisions of the expert shall be final and binding and, except in the case of manifest error, not subject to appeal. The fees of the expert shall be borne by the parties in such proportion as may be determined by the expert.

(e)	If the either of the parties does not agree with any dispute being referred for expert determination in accordance with clause 21.7(d), then the dispute shall be determined by the English courts under clause 21.7(a).

In Witness whereof the parties hereto have executed this agreement by their duly authorised representatives the day and year first above written.

Signed by Cambridge Consultants))

Limited for and on behalf of:	)

in the presence of:	)

Signed by	)

for and on behalf of: Cambridge Silicon	)

Radio Limited	)

in the presence of:

SCHEDULE 1

Changes required to the XAP Processor to become the XAP2 Processor

•	Synchronous design that is suitable for scan path (all flip-flops, no latches).

•	Design defined in Verilog.

•

The processor must be capable of 8 Mips on 0.35 micron, using a clock of no more than twice the instruction rate (i.e. 16 MHz for 8 Mips). This clock must also be sufficient for data and program memory accesses using either synchronous or asynchronous memories, assuming the memories are sufficiently fast. It must also be possible to emulate the processor at this clock speed using appropriate FPGA devices.

•

Single instruction cycle execution of all shifts. Multiplies and divides can use multiple instruction cycles. Multiplies should be optimised such that they require as few instruction cycles as possible, while still allowing the processor to meet the speed requirements defined above.

•

16 bit wide instructions, in order to allow easier interfacing with external program memories, achieved by removing two bits from the data field within each instruction and adding a new ‘prefix’ instruction that defines the top 8 msbs of the data field for instructions requiring data outside the range -128 to +127.

•

Hardware and software support within the core processor for interrupts. This core support need only be for a single level of interrupt, provided that there is sufficient flexibility to allow an interrupt controller peripheral to provide multiple interrupt levels for applications that require this. This means that the core processor must allow for nested interrupts, which, for example, requires that interrupts are disabled during the save/restore registers phases of the interrupt service routines. The processor must provide an efficient method for saving and restoring registers to avoid large latencies in executing interrupts; for example, new instructions will be necessary to read and write the flags register.

•

Provision for an external memory management unit (MMU) to allow efficient interfacing with external memories (including a multiplexed program/data bus) and slow peripherals. This must include support for independent wait states on the data and program busses.

•	Provision for a hardware break point that is programmable via the SIF even on the final ASIC and is equivalent to a ‘brk’ instruction at a specified program address.

•

Full emulator control of the processor using only the MOSI, MISO, SIFCLK and RST signals, including single-step and breakpoints. Note that this requires the stop/run/step mode of the processor to be modified using the SIF (which can easily be achieved with an external SIF as this can generate the normal STOP and RUN_STEP signals to the processor core based on commands issued over the SIF by the host). In the case of the final ASIC, the above requirements still apply except for certain operations that are physically impossible such as writing to a ROM.

SCHEDULE 2

Milestone Dates

XAP2 Specification Milestone Dates

Milstone Date	XAP2 Specification
15th April 1999	delivery of the XAP2 Specification to CSR

Deliverables Milestone Dates

Milstone Date for delivery	Deliverables
1st June 1999	validated design of XAP2 Processor in synthesisable form (RTL netlist) (the “First Deliverable”)

1st July 1999	preliminary versions of tools for software development using the XAP2 Processor

(a) Assembler

(b) “C” Compiler as allowed by CCL’s contract with Codemist

(c) Software simulator

(d) Emulation software

(e) PC emulator card driver software.

at least corresponding to and providing the same features as the same materials for the XAP Processor and being sufficient for reasonably experienced software engineers with relevant and appropriate expertise of CL and CSR to develop software written in both Assembler and the ‘C’ programming language for use on the XAP2 Processor

1st December 1999	released versions of tools for software development using XAP2 at least corresponding to and providing the same features as the same materials for the XAP Processor and being sufficient for reasonably skilled and experienced software engineers of a third party who has not previously worked with XAP Processors to develop software written in both Assembler and the ‘C’ programming language for use on the XAP2 Processor (the “Final Deliverable”)

The Milestone Dates set out above shall be extended by a period equal to any delay caused by CSR in agreeing the Specification or otherwise in performing its obligations under this Agreement.

SCHEDULE 3

Trade Marks

‘XAP’

‘SIF’

SCHEDULE 4

Acceptance Tests

The Acceptance Tests shall be agreed between the parties. The Acceptance Tests will be designed to test the performance of the Deliverable against the relevant part of the Specification. If the parties fail to agree, the matter shall be resolved in accordance with clause 21.7(d).

SCHEDULE 5

Change Control Procedure

Principles

1.	Neither CCL nor CSR shall unreasonably withhold its agreement to any change.

2.	Until such time as a change is made in accordance with this Change Control Procedure, CCL shall, unless otherwise agreed in writing, continue to provide the Deliverables as if the request or recommendation had not been made.

3.	Any discussions which may take place between CCL and CSR in connection with a request or recommendation before the authorisation of a resultant change shall be without prejudice to the rights of either party.

Procedures

4.	Discussion between the Customer and the Supplier concerning a change shall result in any one of the following:

4.1	no further action being taken;

4.2	a request to change a Deliverable; or

4.3	a recommendation to change a Deliverable.

5.	Where a written request for an amendment is received from CSR, CCL shall, unless otherwise agreed, submit a Change Control Note (“CCN”) to CSR within 14 days of the date of the request which embodies substantially the terms of the request (other than as to price).

6.	A recommendation to amend by CCL shall be submitted as a CCN direct to CSR at the time of such recommendation.

7.	Each CCN shall contain:

7.1	the title of the change;

7.2	the originator and date of the request or recommendation for the change;

7.3	the reason for the change;

7.4	full details of the change including any specifications;

7.5	the alteration (if any) to the Consideration Shares or any other consideration for the change;

7.6	a timetable for implementation and a new timetable for any relevant timings in this Agreement based on the knock-on impact of the change;

7.7	any proposals for acceptance of the change;

7.8	details of the likely impact, if any, of the change on other aspects of the Deliverables or this Agreement including but not limited to:

(a)	working arrangements; and

(b)	other contractual issues;

7.9	the date of expiry of validity of the CCN (which shall not be less than 3 months); and

7.10	provision for signature by CSR and by CCL.

8.	For each CCN submitted, CSR shall, within the period of the validity of the CCN:

8.1	allocate a sequential number to the CCN;

8.2	evaluate the CCN and, as appropriate;

(a)	request further information;

(b)	approve the CCN; or

(c)	notify CCL of the rejection of the CCN; and

8.3	arrange for two copies of any approved CCN to be signed by or on behalf of CSR and CCL.

9.	A CCN signed by both parties shall constitute an amendment to this Agreement.